EXHIBIT 99.1

American River Bankshares Announces a 10% Stock Buyback Program for 2013

Sacramento, CA, December 20, 2012 – American River Bankshares (NASDAQ-GS: AMRB) today announced that the Board of Directors has approved and authorized a new Stock Repurchase Program for 2013 (the “2013 Program”). The 2013 Program authorizes the repurchase during 2013 of up to 10% of the outstanding shares of the Company’s common stock, or approximately 932,800 shares based on the 9,327,920 shares outstanding as of December 19, 2012.

The Company previously authorized a stock repurchase program in January 2012 after a three-year hiatus with a repurchase target of 5% and subsequently increased the target to 6% in June 2012.

“We continue to believe that the current market value of American River Bankshares stock is not reflective of the Company’s value and a repurchase program is the best approach at this point in time to provide value to our shareholders while maximizing the Company’s strategic position,” said David Taber, President and CEO of American River Bankshares. “The 2013 Program is our most aggressive buyback plan approved to date.”

Repurchases under the 2013 Program will commence sometime after the release of the Company’s results of operations for the period ended December 31, 2012.

The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under the 2013 Program will be retired. The number, price and timing of the repurchases will be at the Company’s sole discretion and the 2013 Program may be re-evaluated depending on market conditions, capital and liquidity needs or other factors. Based on such re-evaluation, the Board of Directors may suspend, terminate, modify or cancel the 2013 Program at any time and for any reason.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Page 4 of Page 4